Exhibit 3.3

RESTATED CERTIFICATE OF FORMATION

WITHOUT FURTHER AMENDMENTS

OF

PIONEER DRILLING SERVICES, LTD.

Pursuant to the Texas Business Organizations Code (the “TBOC”), the undersigned Texas for-profit corporation adopts the following restated certificate of formation without further amendments:

ARTICLE 1

ENTITY INFORMATION

The name of the domestic for-profit corporation is Pioneer Drilling Services, Ltd. (the “Corporation”) and the file number issued to the Corporation by the Secretary of State of the State of Texas is 800916982. The date of formation of the Corporation is December 28, 2007.

ARTICLE 2

REQUIRED STATEMENTS

This restated certificate of formation does not make any new amendments to the certificate of formation being restated. The restated certificate of formation, which is attached to this form as Exhibit A, accurately states the text of the certificate of formation being restated, as amended, restated, and corrected, except for the information permitted to be omitted by the provisions of the TBOC applicable to the Corporation. The restated certificate of formation has been approved in the manner required by the TBOC and by the governing documents of the Corporation.

ARTICLE 3

EFFECTIVENESS OF FILING

This document becomes effective when it is filed by the Secretary of State of the State of Texas.

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EXECUTION

The undersigned affirms that the organization designated as registered agent in the restated certificate of formation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the Corporation to execute the filing instrument.

Dated this 4th day of August, 2010.

PIONEER DRILLING SERVICES, LTD.,
a Texas corporation

By:	/s/ Carlos R. Peña
Name:	Carlos R. Peña
Title:	Vice President, General Counsel & Secretary

Exhibit A

RESTATED CERTIFICATE OF FORMATION

OF

PIONEER DRILLING SERVICES, LTD.

ARTICLE 1

ENTITY NAME AND TYPE

The name of the filing entity is Pioneer Drilling Services, Ltd. (the “Corporation”). The Corporation shall be a for-profit corporation formed and existing under the laws of the State of Texas.

ARTICLE 2

REGISTERED AGENT AND REGISTERED OFFICE

The registered agent of the Corporation is an organization by the name of CT Corporation System. The business address of the registered agent and the registered office address is 350 N. St. Paul Street, Dallas, Texas 75201.

ARTICLE 3

PURPOSE

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the TBOC.

ARTICLE 4

FORMATION PURSUANT TO CONVERSION

The Corporation is formed pursuant to a Plan of Conversion. The name of the entity that is converting into the Corporation (the “Converting Entity”) is “Pioneer Drilling Services, Ltd.” (file number 14422610). The Converting Entity is a limited partnership formed under the laws of the State of Texas. The date of formation of the Converting Entity is December 22, 2000. The address of the principal business office of the Converting Entity is 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

ARTICLE 5

AUTHORIZED SHARES

The total number of shares of stock that the Corporation shall have authority to issue is one thousand (1,000) shares, which shall consist of one thousand (1,000) shares of common stock, of the par value of $0.01 per share (the “Common Stock”).

Except as otherwise required by law and subject to the rights of any series of preferred stock established by the Board of Directors, the holders of the Common Stock will exclusively possess all voting rights and powers of the Corporation and will have one vote for each share of Common Stock held of record.

ARTICLE 6

BOARD OF DIRECTORS

6.1 Powers Vested. All of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Formation in the Board of Directors of the Corporation (the “Board of Directors”), are hereby conferred upon the Board of Directors.

6.2 Board of Directors. The number of directors constituting the Board of Directors is three, and the name and address of each person who is to serve as director until the next annual meeting of shareholders or until his successor is elected and qualified is as follows:

Name	Mailing Address
Wm. Stacy Locke	1250 N.E. Loop 410, Suite 1000
San Antonio, TX 78209

William D. Hibbetts	1250 N.E. Loop 410, Suite 1000
San Antonio, TX 78209

Franklin C. West	1250 N.E. Loop 410, Suite 1000
San Antonio, TX 78209

6.3 Written Ballot Not Required. Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

6.4 Elimination of Certain Liability of Directors. To the fullest extent permitted under the TBOC, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any act or omission by such director in his or her capacity as a director, except that this Section 6.4 of Article 6 shall not eliminate or limit the liability of a director to the extent that such director is found liable under applicable law for (1) a breach of his or her duty of loyalty, if any, to the Corporation or its shareholders; (2) an act or omission not in good faith that (a) constitutes a breach of his or her duty to the Corporation or (b) involves intentional misconduct or a knowing violation of law; (3) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of his or her duties; or (4) an act or omission for which the liability of the director is expressly provided by an applicable statute. If the TBOC hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended TBOC. Any repeal or modification of this Section 6.4 of Article 6 shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

6.5 Indemnification and Insurance.

(1) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the greatest extent permitted by applicable law, any director or officer of the Corporation, any former director or officer of the Corporation or any “delegate” (as defined below) of the Corporation who was, is, or is threatened to be made a respondent in any “proceeding” (as defined in Section 8.001 of the TBOC), or is or was involved in any proceeding as a witness or otherwise, because the person is or was a director, officer or delegate of the Corporation from and against all “expenses” (as defined in Section 8.001 of the TBOC) actually incurred by such person in connection with such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer or delegate of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this clause (1) of Section 6.5 of Article 6 shall be a contract right. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers and delegates. For purposes of this clause (1) of Section 6.5 of Article 6, “delegate” shall mean any person who, while serving as a director or officer of the Corporation, is or was serving as a representative of the Corporation, at the request of the Corporation, at another enterprise (as defined in Section 8.001 of the TBOC) or another organization or to an employee benefit plan. A person is a “delegate” to an employee benefit plan if the performance of the person’s official duties to the Corporation also imposes duties on or otherwise involves service by the person to the plan or participants in or beneficiaries of the plan.

(2) Non-Exclusivity of Rights. The right to indemnification conferred in this Section 6.5 of Article 6 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Formation, the bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

(3) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, delegate, employee or agent of the Corporation against any such expenses, whether or not the Corporation would have the power to indemnify such person against such expenses under the TBOC.

(4) Amendment. Any repeal or modification of this Section 6.5 of Article 6 shall be prospective only, and shall not adversely affect any right of a person to indemnification by the Corporation existing at the time of such repeal or modification.

ARTICLE 7

AMENDMENT OF CERTIFICATE OF FORMATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Formation, and any other provisions authorized by the laws of the State of Texas at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons or entities whomsoever by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article 7.

ARTICLE 8

BYLAWS

In furtherance and not in limitation of the powers conferred by law, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation from time to time at any regular or special meeting of the Board of Directors or by written consent, subject to the right of the shareholders of the Corporation to adopt, amend or repeal any bylaws of the Corporation.

ARTICLE 9

SHAREHOLDER ACTION

Except as provided by the TBOC, any action required or authorized to be taken under the TBOC, this Certificate of Formation or the bylaws of Corporation at any annual or special meeting of the shareholders of the Corporation may be taken without holding a meeting, without providing notice, and without taking a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holder or holders of shares having at least the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.